SECOND AMENDMENT
TO
INTEGER HOLDINGS CORPORATION 2011 STOCK INCENTIVE PLAN
INTEGER HOLDINGS CORPORATION 2009 STOCK INCENTIVE PLAN

This Second Amendment (“Second Amendment”) to the Integer Holdings Corporation 2011 Stock Incentive Plan and the Integer Holdings Corporation 2009 Stock Incentive Plan (collectively, the “Plans”) is made effective as of October 18, 2016 by action of the Board of Directors of Integer Holdings Corporation (the “Company”).
WHEREAS, the Plans were previously amended by an amendment dated August 5, 2013 that addressed the treatment of Incentive Awards under certain circumstances; and
WHEREAS, the Board of Directors, on recommendation of the Compensation Committee, has determined that this Second Amendment, which sets forth an exception to the treatment of Incentive Awards under certain circumstances if the award agreement evidencing such Incentive Award provides otherwise, is in the best interests of participants in the Plans and the Company;
THEREFORE, the Plans are amended as follows:
1.Unless otherwise provided in any Award Agreement:
(a)    in the event that the employment of a Participant with the Company shall terminate by reason of death, disability or Retirement (as defined below), all outstanding Incentive Awards granted to such Participant that vest or become exercisable based on the passage of time shall become fully and immediately vested and exercisable;
(b)    in the event that the employment of a Participant with the Company shall terminate by reason of death or disability, all outstanding Incentive Awards held by such Participant that vest or become exercisable based on attainment of Performance Goals (“Performance-Based Awards”) shall become immediately vested and exercisable at the target level applicable to such Performance-Based Awards; and
(c)    in the event that the employment of a Participant with the Company shall terminate by reason of Retirement, a portion of the outstanding Performance-Based Awards held by such Participant that are not vested or exercisable at the time of such termination of employment (the “Pro-Rata Performance Portion”) shall not expire or be forfeited but shall remain outstanding and shall continue to be eligible for vesting and exercisability based on attainment of the Performance Goals applicable to such Performance-Based Awards. The Pro-Rata Performance Portion is determined for each outstanding Performance-Based Award by multiplying the number of options, shares, rights or units constituting such Award by a fraction, the numerator of which is the number of full and partial calendar months that have elapsed since the beginning of the performance period attributable to such Award through the date of termination of employment and the denominator of which is the total number of calendar months in such performance period. For purposes of this Second Amendment, “Retirement” means a Participant’s voluntary termination of employment occurring on or after such time as such Participant has attained 59.5 years of age with a combination of age and length of Company service equal to or exceeding 69.5 years.
(d)    in the event the employment of a Participant with the Company shall terminate by reason of Retirement, all outstanding Incentive Awards granted to such Participant, to the extent that they were exercisable at the time of such termination (including by reason of accelerated vesting pursuant to this Second Amendment), shall remain exercisable until the earlier of the third anniversary of such termination or the expiration of its term.
2.    All capitalized terms used but not defined in this Second Amendment but defined in the Plans shall have the meanings given them therein.
3.    Except to the extent amended hereby, the terms and conditions of the Plans and any Award Agreement remain in full force and effect, including, without limitation, any term or condition providing that an Incentive Award shall not be exercisable after the expiration of its term.